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                                                                     Exhibit 4.1

                         CONSULTING SERVICES & FEE AGREEMENT

          THIS AGREEMENT is made and entered into effective as of the 13th day of October, 1998 by and between Robert M. Beaton & Associates, whose address is 12002 W. 14th Ave., Golden, CO 80401, hereinafter referred to as "RMB" and USA Talks.com, Inc. whose address is 4350 Executive Drive, Suite 220, San Diego, CA 92121, hereinafter referred to as "Client".

RECITALS
          CLIENT desires to develop its business plan acquire, engage a qualified financial public relations firm, and develop relationships with the securities analysts and brokerage firms.

          RMB has reviewed this agreement and discussed the services to be performed hereunder and has represented to CLIENT that RMB is qualified and willing to assist CLIENT in accordance with the provisions of this Agreement.

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1.1 RMB will provide all services, on a non-exclusive basis, required to assist CLIENT in developing a professional business plan and corporate profile to further client's business plans and its relationships within the securities industry.

1.2 CLIENT will provide the owners of listed public companies introduced by RMB with their current business plan, including audited financial statements and projections, management background data, industry segment data, and all other pertinent business information. RMB will assist CLIENT in securing and developing such other data as may be required.

2.1 CLIENT reports or graphic information prepared by RMB under this Agreement shall be the sole property of CLIENT, except to the extent that such items consist of information available to the general public. All Information that is the sole property of CLIENT hereunder shall be returned to CLIENT at their request and shall not be printed, distributed, published or disclosed to third parties by RMB without prior written consent of CLIENT.

2.2  In the course of performing under this Agreement, RMB will introduce
CLIENT to various individuals and business entities.   In recognition of said
disclosures, CLIENT agrees that neither they nor any corporation and or its subdivisions, subsidiaries, employees, agents with whom they may be associated, will make any contact with, deal or otherwise become involved in any transaction, contract, rollover, or extension with any contact revealed to them by RMB during the term of this Agreement and for a period of two (2) years following its termination without notifying RMB and paying fees as proscribed in this Agreement. RMB agrees to treat as confidential all information so designated when provided by CLIENT, during the term of this agreement.

3.1 RMS is an independent contractor, RMS shall not constitute, hold himself or be deemed to be an employee, servant, agent, or representative of CLIENT unless
so designated by CLIENT in writing.   All employees, agents and permitted
subcontractors of RMB shall be under the direct charge of RMB and shall also be independent contractors as regards their relationship with CLIENT.

3.2 In recognition of and in lieu of any cash compensation for RMB's assistance. CLIENT agrees

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to compensate RMS with 5 year Warrants to purchase up to 750,000 shares of
USA Talks.com, Inc. to be issued to RMB and/or assigns. 3) CLIENT agrees to register the shares underlying said warrants via an S-8 or other appropriate registration statement within 21 days of the signing of this agreement and that the strike price of said warrants shall be $0.06 per share.

3.3 CLIENT also agrees to pay reasonable legal fees and court costs that RMB incurs in collecting any shares due them under this Agreement that are not paid as agreed herein.

4.1 This Agreement contains and sets forth the entire agreement between CLIENT and RMB with respect to the subject matter hereof. No modification, alteration, or extension of this Agreement shall be effective unless in writing and executed by the Parties subsequent to the effective date of this Agreement.

4.2 To facilitate the execution of this Agreement, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument. Copies delivered by fax shall have the some force and effect as original signed documents.

5.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the Parties have set their signatures below.


 USA Talks.com, Inc.                   Robert M. Beaton & Associates



 /s/ Allen Portnoy                     /s/ R. M. Beaton
 ----------------------------          ---------------------------
 A. Portnoy                            R.M. Beaton
 Date: 10/28/98                        Date: 10/28/98